Exhibit 99.1

   Cypress Bioscience Inc. Announces Second Quarter 2003 Results


    SAN DIEGO--(BUSINESS WIRE)--Aug. 14, 2003--Cypress Bioscience Inc. (Nasdaq:CYPB) today announced its financial results for the second quarter of 2003.
    For the quarter ended June 30, 2003, the company reported a net loss of approximately $7.5 million or $0.43 per share basic and diluted compared to a net loss of approximately $1.6 million or $0.12 per share basic and diluted for the corresponding period in 2002. At June 30, 2003, the company had cash and cash equivalents of $7.4 million and short-term investments of $11.4 million for a total of $18.8 million.
    The company reported no revenue for the quarter and six months ended June 30, 2003 compared to no revenue for the quarter ended June 30, 2002 and revenue of $6.4 million for the six months ended June 30, 2002. All of the company's revenue during 2002 is related to an agreement with Fresenius, whereby the company licensed to Fresenius rights with respect to the PROSORBA column, a medical device. Pursuant to an amendment to the original agreement with Fresenius in January 2001, Cypress received an upfront payment of approximately $8.0 million. This upfront payment was initially recognized as revenue on a straight-line basis over a five-year term at the rate of $400,000 per quarter. However, in January 2002, the agreement was modified to clarify that the $8.0 million upfront fee received by Cypress was not refundable under any circumstances, and therefore, the $6.4 million that was the remaining deferred revenue as of Dec. 31, 2001 was recognized as revenue in the first quarter of 2002.
    As a result of the modification of the agreement with Fresenius in January 2002, the 2003 and 2002 revenues are not comparable. In addition, as a result of this modification, the company will not recognize additional revenue, if any, under its agreement with Fresenius until at the earliest, Jan. 30, 2008, when it may receive a one-time payment of $1.0 million, $2.0 million or no payment at all, based on sales of the PROSORBA column.
    Total operating expenses for the quarter and six months ended June 30, 2003 were approximately $7.6 million and $9.3 million, respectively, compared to $1.6 million and $4.0 million for the corresponding periods in 2002. The increase in operating expenses for the quarter and six months ended June 30, 2003 compared to the same periods in 2002 was due to higher research and development expenses and compensation expense for variable stock options, partially offset by lower general and administrative expenses. During the second quarter of 2003, we recognized a non-cash charge included in research and development expenses in the amount of $5.0 million in connection with the issuance of 1,000,000 shares of our common stock and warrants to purchase 300,000 shares of our common stock to Pierre Fabre provided under our restated license agreement. Additionally, compensation expense for variable stock options increased for the quarter and six months ended June 30, 2003 compared to the corresponding prior year periods as the intrinsic value of the common stock underlying the options increased due to an increase in our stock price during the current year periods; whereas, a decline in our stock price during the prior year periods resulted in the recognition of a compensation benefit for these periods. These increases in research and development expenses and compensation expense for variable options were partially offset by a decrease in general and administrative expenses during the quarter and six months ended June 30, 2003 primarily attributable to costs incurred during the corresponding periods in 2002 related to the implementation of a database for our physician and patient registries focused on patients with Fibromyalgia Syndrome (FMS) and physicians that treat patients with FMS. The initial set-up costs related to these registries were not incurred during 2003.

    About Cypress Bioscience Inc.

    Cypress is committed to be the innovator and commercial leader in providing products for the treatment of patients with Functional Somatic Syndromes, such as Fibromyalgia Syndrome, or FMS, and other related chronic pain and central nervous system disorders. In August 2001, Cypress licensed from Pierre Fabre Medicament its first product for clinical development, milnacipran. In May 2003, Cypress restated its license agreement with Pierre Fabre. The restated license agreement provides Cypress with an exclusive license to develop and sell any products with the compound milnacipran as an active ingredient for any indication in the United States and Canada. Milnacipran, the first of a new class of agents known as NSRIs, or Norepinephrine Serotonin Reuptake Inhibitors, shares a pharmacological profile with the tricyclic antidepressants (TCAs), considered the most effective drugs for treatment of FMS, while appearing to lack the side effects associated with the latter. In March 2003 Cypress announced results from a Phase II trial in which milnacipran was evaluated as a potential treatment for FMS. For more information about Cypress, visit the Company's Web site at www.cypressbio.com. For more information about FMS, visit www.FMSresource.com.

    This press release, as well as Cypress' SEC filings and Web site at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about the potential of milnacipran to treat FMS and other related Functional Somatic Syndromes. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress Annual Report on Form 10-K and any subsequent SEC filings. In addition, there is the risk that we may not be able to successfully develop or market milnacipran or any other products for the treatment of FMS and other related Functional Somatic Syndromes; that we may encounter regulatory or other difficulties in the development of milnacipran for FMS, including delays in commencing our proposed Phase III trials; and that milnacipran may not significantly improve the treatment of FMS or any other related Functional Somatic Syndrome. Cypress undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.



                        CYPRESS BIOSCIENCE INC.
                       Condensed Financial Data
                 (In thousands except per share data)

    Statement of Operations Data:

                                Quarter ended       Six months ended
                                   June 30,             June 30,
                                2003      2002       2003      2002
                              --------- --------- --------- ---------
                                   (unaudited)         (unaudited)

Revenue from Fresenius agreement   $ -       $ -       $ -   $ 6,400

Operating expenses               7,568     1,633     9,340     3,971
Other income, net                   25        66        47        70
                              --------- --------- --------- ---------
Net income (loss)              $(7,543)  $(1,567)  $(9,293)   $2,499
                              ========= ========= ========= =========


Net income (loss) per share --
 basic                         $ (0.43)  $ (0.12)  $ (0.61)   $ 0.25
                              ========= ========= ========= =========

Shares used in computing
 net income (loss) per
 share -- basic                 17,493    13,180    15,357     9,936
                              ========= ========= ========= =========

Net income (loss) per
 share -- diluted               $(0.43)   $(0.12)   $(0.61)    $0.24
                              ========= ========= ========= =========

Shares used in computing
 net income (loss) per
 share -- diluted               17,493    13,180    15,357    10,225
                              ========= ========= ========= =========


    Balance Sheet Data:
                                                 June 30,    Dec. 31,
                                                   2003        2002
                                                ----------- ----------
                                                (unaudited)
Assets
 Cash and cash equivalents and short-term
  investments                                     $ 18,859   $ 12,209
 Other current assets                                  125        107
 Non-current assets                                    128        161
                                                ----------- ----------
   Total assets                                    $19,112    $12,477
                                                =========== ==========

Liabilities and Stockholders' Equity
 Current liabilities                                  $543       $635
 Long-term liabilities                                  57         57
 Stockholders' equity                               18,512     11,785
                                                ----------- ----------
   Total liabilities and stockholders' equity      $19,112    $12,477
                                                =========== ==========



    CONTACT: Cypress Bioscience Inc.
             Sabrina Martucci Johnson or Mary Gieson, 858-452-2323